Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Aeolus Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 23811 Inverness Place Laguna Niguel, California 92677 (“Aeolus”), and John L. McManus, having a place of business at 23811 Inverness Place, Laguna Niguel, CA 92677 (“Employee”).

WHEREAS, Aeolus wishes to engage Employee for certain services, and Employee wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, Aeolus and Employee agree as follows:

1. Services to be Provided. Employee shall have the title of President and Chief Operating Officer. During the term of this Agreement, Employee shall perform for Aeolus services related to duties and responsibilities commensurate with this title and the role of Principal Executive Officer. Specific projects or assignments shall be authorized on behalf of Aeolus by the Board of Directors of the Company.

2. Compensation.

(a) Aeolus shall compensate Employee $20,850.00 per month for the Services performed. On July 14th of each year the contract is in effect beginning on July 14, 2006, John L. McManus will be granted a stock option to purchase 250,000 shares of the Aeolus Pharmaceuticals, Inc. Common Stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the date of grant. The stock option will vest on a monthly basis at a rate of 20,833 shares per month following the date of grant as long as Employee continues to be an employee of or consultant to the Company, except in the case of a Sale of the Company, in which case, the options shall fully vest and be immediately exercisable. The foregoing grants shall be subject to the Company’s standard form of stock option grant agreement and the Company’s then existing stock plan.

During the term of this Agreement, if there is a change of control such that another entity acquires and/or merges with Aeolus, then Employee shall be entitled to receive a bonus of not less than $100,000 upon the execution and delivery of definitive and enforceable agreements representing the earliest to occur of a Corporate Partnership or a Sale of the Company (each as defined below) during the term of this agreement.

A “Corporate Partnership” means a development or partnership with another life sciences company for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights.

A “Sale of Company” means a merger, business combination, reorganization, recapitalization or other transaction, which results in the stockholders of the Company who own at least fifty percent (50%) of the Company’s voting control immediately prior to such transaction owning less than fifty percent (50%) of the surviving entity’s voting control immediately after such transaction, and/or sale, transfer, lease or other disposition in any transaction or series of transactions of all or substantially all of the assets of the Company.

(b) During the term of the agreement, John L. McManus will be entitled to all of the current customary employee benefits, subject to plan eligibility requirements. In particular, Company will pay your premium for family medical insurance coverage under the employee healthcare plan in place from time to time at the Company for its employees and provide customary life insurance benefits. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

(c) Aeolus shall reimburse Employee for out-of-pocket travel, hotel, telephone and meal expenses reasonably incurred by Employee in performing the Services, provided that the travel was approved in advance by Aeolus and the expenses are incurred in accordance with Aeolus’ customary reimbursement policies.

3. Ownership of Results.

(a)  All findings, conclusions and data and all methods, inventions, discoveries, trade secrets, techniques, processes and know-how, whether or not patentable, that are made by Employee, either alone or with others, in the performance of the Services or which result, to any extent, from use of Aeolus’ materials, premises or other property (collectively, “Inventions”) shall become the exclusive property of Aeolus. Employee hereby assigns, transfers and conveys all of its right, title and interest in and to any and all Inventions.

(b)  Upon the request and at the expense of Aeolus, Employee will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document Aeolus’ rights or to enable Aeolus to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.

4. Confidentiality. Employee will not, either during or for a period of ten (10) years after the term of this Agreement, disclose to any third person or use the results of the Services or any confidential or proprietary information of Aeolus or its collaborators (“Confidential Information”) for any purpose other than the performance of the Services, without the prior written authorization of Aeolus. This obligation shall not apply to information that:

(a)  is now, or hereafter becomes, through no act or failure to act on the part of Employee, generally known or available;

(b)  is known by Employee at the time of receiving such information;

(c)  is hereafter furnished to Employee by a third party, which did not acquire such information directly or indirectly from Aeolus;

(d)  is independently developed by Employee without use or knowledge of such information; or

(e)  is required by law, or order of any court or governmental authority to be disclosed by Employee; in such event, however, Employee must give Aeolus sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Information and Employee may disclose only the minimum Information required to be disclosed in order to comply, whether or not a protective order or similar order is obtained.

For purposes of this Section 4, “Confidential Information” includes, without limitation, the results of the Services and the structure and activity of chemical compositions, know-how, data, process, technique, formula work-in-process, patent applications, marketing methods and plans, pricing information, manufacturing or engineering information and any other unpublished information related to the business or financial condition of Aeolus and its affiliates and business partners.

5. Term and Termination.

(a) The initial term of this Agreement shall begin as of July 1, 2006 and shall expire June 30, 2007. Thereafter, this Agreement will automatically renew for one (1) year periods, unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year, of such party’s intent not to renew this Agreement.

(b) This Agreement may be terminated at the option of Aeolus at any time for cause. For purposes of this Agreement, “cause" shall be defined as any of the following, provided however, that the board of directors of the Corporation by a duly adopted resolution has determined the presence of such cause in good faith: (i) John L. McManus’ material breach of any of its duties and responsibilities under this Agreement; or, (ii) John L. McManus' commission of an act of fraud or willful misconduct or gross negligence in the performance of its duties.

Aeolus shall have the right to terminate this Agreement without cause at any time immediately upon written notice to John L. McManus, but any such termination shall be without prejudice to John L. McManus’ rights to receive all payments under this agreement. Such payment will be due and payable upon termination of this agreement.

John L. McManus shall have the right to terminate this Agreement with or without cause at any time.

In the event of a termination, Aeolus shall be responsible for any compensation owed to Employee under Section 3 for Services rendered prior to the effective date of such termination; and Employee shall return any materials in Employee’s possession that were supplied by Aeolus or generated by Employee under this Agreement. The provisions of Sections 4 and 5 shall survive termination of this Agreement and the completion of the Services.

6. No Conflicting Agreements. Employee represents that it/he/she is not a party to any existing agreement which would prevent Employee from entering into and performing this Agreement. Employee will not enter into any other agreement that is in conflict with Employee’s obligations under this Agreement, without Aeolus’ prior written consent.

7. Entire Agreement, Amendment and Assignment.

(a)  This Agreement is the sole agreement between Employee and Aeolus with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written.

(b)  No modification to any provision of this Agreement shall be binding on a party unless in writing and signed by the party to be bound.

(c)  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and may not be assigned or delegated in whole or in part.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware, without giving effect to any conflict of laws provisions.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the addresses specified in the initial paragraph or when delivered by facsimile, with proof of transmission.

10. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bears the authorized signatures of Employee and Aeolus. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned authorized representative of each party intending to be legally bound, have each duly executed this Agreement as of the date signed below.

AEOLUS PHARMACEUTICALS, INC.

By:  /s/ David. Cavalier
Name: David C. Cavalier
Title:  Chairman of the Board
Date:  July 14, 2006

EMPLOYEE

By: /s/ John L. McManus
Name: John L. McManus
Date:  July 14, 2006